AMENDMENT TO GLOBAL CUSTODY AGREEMENT
                            DATED AS OF AUGUST 4, 2006



JPMorgan Chase Bank and Templeton Global Investment Trust, a Delaware business trust hereby amend Schedule I to the Global Custody Agreement, dated March 14, 1994 and as amended restated June 27, 1994 and May 7, 1995 and as amended May 1, 2001 to read as follow:


Schedule I

Templeton Global Investment Trust
        Templeton International (Ex EM) Fund
        Franklin Templeton Non-U.S. Dynamic Core Equity Fund
        Templeton BRIC Fund
        Templeton Emerging Markets Small Cap Fund



TEMPLETON GLOBAL INVESTMENT TRUST

By:/s/ROBERT C. ROSSELOT
  ----------------------------
       Robert C. Rosselot
Title: Secretary



JPMORGAN CHASE BANK

By:/s/APRIL JOHNSTON
  ----------------------------
       April Johnston
Title: Vice President